UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2014

BCB Bancorp, Inc.
(Exact Name of Registrant as Specified in its charter)

New Jersey	0-50275	26-0065262
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

104-110 Avenue C, Bayonne, New Jersey 07002
Address of principal executive offices

(201) 823-0700
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective as of May 31, 2014, Amer Saleem resigned as Chief Lending Officer of BCB Community Bank (the “Bank”), the wholly-owned subsidiary of BCB Bancorp, Inc. (the “Company”). Effective June 1, 2014, Mr. Thomas Coughlin stepped down as President of the Company.

(c)           Effective as of June 1, 2014, the Board of Directors of the Company appointed Mr. Donald Mindiak the President and Chief Executive Officer of the Company. He was previously Chief Executive Officer of the Company. For information on Mr. Mindiak’s history and relationships with the Company and the Bank, please see the definitive proxy statement for the Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 19, 2014.

On June 3, 2014, the Bank appointed Joseph Javitz as Chief Lending Officer. Mr. Javitz is 56 years old.  No member of his family is employed and/or affiliated with the Company and/or the Bank. From November 2009 to January 2011, Mr. Javitz was the Executive Vice President and Chief Operating Officer at Ciotta & Associates.  From January 2011 to May 2014, Mr. Javitz was the Senior Vice President and Chief Lending Officer at Abacus Federal Savings Bank. Mr. Javitz has no transactions with the Bank and/or the Company, other than through his Employment Agreement described below. Mr. Javitz did not receive any stock option grants with his appointment.

Employment Agreement with Joseph Javitz.  Effective as of June 3, 2014, the Bank entered into an employment agreement with Mr. Javitz (the “Agreement”) for a term of one year.  The Agreement provides Mr. Javitz with an annual base salary of $200,000, plus a discretionary bonus up to 50% of his annual salary in a performance bonus each year. In addition, Mr. Javitz is entitled to participate in the employee benefit plans offered by the Bank, and will be reimbursed for business expenses incurred.

In the event of Mr. Javitz’s involuntary termination of employment for reasons other than cause, disability or death, or in the event he resigns during the term of the agreement for “good reason,” Mr. Javitz will receive (i) a lump sum severance payment equal to one times his base salary, and (ii) continued life insurance coverage and non-taxable medical and dental insurance coverage that will cease upon the earlier of (A) the end of the term of his employment agreement or (B) the date on which such coverage is made available to the executive through subsequent employment.

Upon the occurrence of a change in control of the Company or the Bank, Mr. Javitz will receive a lump sum payment equal to two times his base salary, which would be paid in lieu of the cash severance payment described above.  However, the change in control payment will be cutback to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

(e)           Separation Agreement and General Release with Amer Saleem.  On June 2, 2014, the Bank entered into a Severance Agreement and General Release (the “Separation Agreement”) with Mr. Saleem.  Pursuant to the terms of the Separation Agreement, Mr. Salem will receive a lump sum severance payment from the Bank equal to $175,000, payable within 30 days following the effective date of the Separation Agreement.  In addition, the Bank will provide Mr. Saleem with continued health and dental coverage until May 31, 2015 under the same cost sharing arrangement in effect as of Mr. Saleem’s date of termination.  In consideration of Mr. Saleem’s severance benefits, he has agreed to release all claims relating to his employment against the Bank and any of its affiliates.

Item 8.01.                      Other Events.

Effective as of June 1, 2014, the Board of Directors of the Bank appointed Thomas Coughlin the President and Chief Executive Officer of the Bank, and appointed Donald Mindiak the Executive Vice President of the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCB BANCORP, INC.
DATE: June 5, 2014	By:	/s/ Donald Mindiak
Donald Mindiak
President/CEO
(Duly Authorized Representative)